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              FIRST CAPITAL, INC. REPORTS FOURTH QUARTER EARNINGS

Corydon,   Indiana--(BUSINESS  WIRE)--January  28,  2005.  First  Capital,  Inc.
(NASDAQ: FCAP - News), the holding company for First Harrison Bank (the "Bank"), today reported net income of $881,000 or $0.32 per diluted share for the quarter ended December 31, 2004, compared to $926,000 or $0.33 per diluted share for the quarter ended December 31, 2003.

The reduction in earnings was caused by an increase in noninterest expense, partially offset by increases in noninterest income and net interest income after provision for loan losses.

Net interest income after provision for loan losses increased $76,000 for the quarter ended December 31, 2004 as compared to the same period in 2003. Interest income increased $272,000 while interest expense increased $155,000 when comparing the two periods. The provision for loan losses increased from $125,000 during the quarter ended December 31, 2003 to $165,000 for the same period in 2004.

Noninterest income increased $112,000 for the quarter ended December 31, 2004 as compared to the quarter ended December 31, 2003. The Bank realized gains of $68,000 on the sale of mortgage loans during the quarter ended December 31, 2004 compared to $19,000 during the same period of 2003. Service charges on deposits also increased $33,000 when comparing the two periods.

Noninterest  expenses  increased  $223,000  as  compared  to the  quarter  ended
December 31, 2003. Compensation and benefits accounted for $116,000 of the increase due to increases in staff, wages, the cost of health insurance and an acceleration in the ESOP plan payout. Other operating expenses increased
$118,000 when comparing the quarter ended December 31, 2004 to the same period in 2003. The primary causes were increases in charitable contributions, advertising and sales tax expense.

For the year ended December 31, 2004, the Company reported net income of $3.4 million or $1.23 per diluted share compared to $3.5 million or $1.29 per diluted share for 2003.

Net interest income after provision for loan loss increased $619,000 during 2004 as compared to 2003. Interest income and interest expense increased $806,000 and $402,000, respectively while the provision for loan losses decreased from $725,000 for 2003 to $510,000 for 2004.

Noninterest income increased $390,000 during 2004. Gains on the sale of mortgage loans and service charges on deposit accounts increased $154,000 and $142,000, respectively.

Noninterest  expenses  increased  $1.2  million  during  2004  compared to 2003.
Compensation  and benefits  increased  $930,000 when  comparing the two periods.
This was primarily due to staff increases related to the March 2003 acquisition of Hometown Bancshares, Inc., the holding company for Hometown National Bank in New Albany, Indiana, and the new Jeffersonville, Indiana office opened in May, 2003. Also, the large number of mortgage refinancings in 2003 resulted in a reduction of compensation and benefits of $529,000 during 2003 due to the deferral of the costs associated with underwriting mortgage loans. Due to the decline of mortgage originations in 2004, compensation and benefits were reduced by only $293,000.

Total assets grew from $409.1  million at December 31, 2003 to $425.3 million at
December 31, 2004.  Net loans  receivable  increased  $12.9  million  during the period and was funded by growth in deposits of $14.0  million.  During 2004, the
Company  repurchased  231,103 shares of its stock at a weighted average price of
$21.04 per share. As of December 31, 2004, the Company has  repurchased  249,742 shares of the 345,000 authorized under the current stock repurchase program.

First Harrison Bank  currently has twelve offices in the Indiana  communities of
Corydon, Crandall, Georgetown,  Greenville, Floyds Knobs, Hardinsburg,  Palmyra,
New Albany,  New Salisbury  and  Jeffersonville.  Access to First  Harrison Bank
accounts,  including  online banking and electronic bill payments,  is available
anywhere    with    Internet    access    through   the   Bank's    website   at
www.firstharrison.com.  First Harrison Financial  Services,  a subsidiary of the
Bank, offers a full array of property,  casualty and life insurance products, as well as non FDIC  insured  investments  to  compliment  the Bank's  offering  of traditional banking products and services.

This news release may contain  forward-looking  statements within the meaning of the federal  securities laws. These statements are not historical facts,  rather statements based on the Company's  current  expectations  regarding its business
strategies   and   their   intended   results   and  its   future   performance.
Forward-looking  statements are preceded by terms such as "expects," "believes,"
"anticipates," "intends" and similar expressions.

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Forward-looking  statements are not guarantees of future  performance.  Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

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


                                                                       TWELVE MONTHS ENDED         THREE MONTHS ENDED
                                                                           DECEMBER 31,                 DECEMBER 31,
OPERATING DATA                                                        2004              2003         2004          2003
                                                                      ----              ----         ----          ----
   (Dollars in thousands, except per share data)
Total interest income                                            $   22,109        $   21,303     $    5,722    $    5,451
Total interest expense                                                9,117             8,715          2,368         2,213
                                                                 -----------------------------    ------------------------
Net interest income                                                  12,992            12,588          3,354         3,238
Provision for loan losses                                               510               725            165           125
                                                                 -----------------------------    ------------------------
Net interest income after provision for loan losses                  12,482            11,863          3,189         3,113

Total non-interest income                                             2,666             2,276            699           587
Total non-interest expense                                            9,918             8,736          2,518         2,295
                                                                 -----------------------------    ------------------------
Income before income taxes                                            5,230             5,403          1,370         1,405
Income tax expense                                                    1,799             1,870            489           479
                                                                 -----------------------------    ------------------------
Net income                                                       $    3,431        $    3,533     $      881    $      926
                                                                 =============================    ========================


Net income per common share, basic                               $     1.24        $     1.30     $     0.32    $     0.33
                                                                 =============================    ========================
Weighted average common shares outstanding - basic                2,763,983         2,708,356      2,732,384     2,772,941
Net income per common share, diluted                             $     1.23        $     1.29     $     0.32    $     0.33
                                                                 =============================    ========================
Weighted average common shares outstanding - diluted              2,798,253         2,743,998      2,765,041     2,807,802

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



                                                               DECEMBER 31,       DECEMBER 31,
BALANCE SHEET INFORMATION                                          2004              2003
                                                                   ----              ----
Cash and due from banks                                         $ 14,181           $ 12,190
Federal funds sold and interest bearing deposits with banks        3,244              1,371
Investment securities                                             66,450             67,751
Gross loans                                                      320,074            306,633
Allowance for loan losses                                          2,478              2,433
Earning assets                                                   390,958            376,416
Total assets                                                     425,302            409,138
Deposits                                                         316,462            302,468
FHLB debt                                                         65,099             60,242
Stockholders' equity                                              40,714             43,895
Non-performing assets:
  Nonaccrual loans                                                 2,075              2,637
  Foreclosed real estate                                             442                225

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Contact:

        First Capital, Inc.
        M. Chris Frederick, 812-738-2198, ext. 234